EXHIBIT 23.1








            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors
Nuveen Investments, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Nuveen Investments, Inc. of our reports dated February 24, 2005 with respect to the consolidated balance sheets of Nuveen Investments, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the three years ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the Company's expensing the cost of stock options per the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," effective April 1, 2004.

/s/ KPMG LLP

Chicago, IL
March 17, 2005